Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

September 1, 2016

Coty Inc.

350 Fifth Avenue

New York, New York 10118

Re:	Coty Inc.
Registration Statement on Form S-4 (File No. 333-210-856)

Ladies and Gentlemen:

We have acted as special counsel to Coty Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 22, 2016, and Pre-Effective Amendments No. 1, 2, 3, 4 and 5 thereto (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 412,337,991 shares of the Company’s class A common stock, par value $0.01 per share (the “Common Shares”), to be issued in connection with the merger (the “Merger”) of Green Acquisition Sub Inc. (“Merger Sub”), which is a wholly owned subsidiary of the Company, with and into Galleria Co. (“Galleria Company”), a wholly owned subsidiary of The Procter & Gamble Company (“P&G”), pursuant to the Transaction Agreement, dated as of July 8, 2015, by and among P&G, Galleria Company, the Company and Merger Sub (the “Transaction Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

i.	the Registration Statement;

ii.	an executed copy of the Transaction Agreement;

iii.	an executed copy of a certificate of Jules Kaufman, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

iv.	a copy of the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate;

v.	a copy of the form of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), certified pursuant to the Secretary’s Certificate;

vi.	a copy of the Amended and Restated By-Laws of the Company, as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

vii.	a copy of certain resolutions of the board of directors of the Company adopted on July 8, 2015, relating to the filing of the Registration Statement, the issuance of the Common Shares and certain related matters, certified pursuant to the Secretary’s Certificate; and

viii.	a copy of the action by written consent of holders representing more than a majority of the voting power of the Company, dated as of July 9, 2015, relating to the approval of the Amended Charter and the issuance of the Common Shares, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”), and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Amended Charter has been duly filed with the Secretary of State of the State of Delaware and has become effective, (ii) the Merger has been consummated in accordance with the Transaction Agreement, (iii) the exchange offer contemplated by the Transaction Agreement has closed following the satisfaction or waiver of all conditions to such closing and (iv) the Common Shares have been issued and delivered in accordance with the terms and conditions of the Transaction Agreement, the Common Shares will be duly authorized by all requisite corporate action on the part of the Company under the DGCL, and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP

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